September 26, 2024

First Trust Exchange-Traded Fund VI

120 East Liberty Drive

Wheaton, Illinois 60187

Re:	12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund VI (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the above-referenced Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

   /s/ James M. Dykas

James M. Dykas

Cheif Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund VI

  /s/ Derek D. Maltbie

Derek D. Maltbie

Treasurer, Chief Financial Officer and

Chief Accounting Officer

Exhibit A

First Trust Exchange Traded Fund VI	Dates

3/31

First Trust Nasdaq Oil & Gas ETF (FTXN)	07/31/2025
First Trust Nasdaq Food & Beverage ETF (FTXG)	07/31/2025
First Trust S-Network E-Commerce ETF (ISHP)	07/31/2025
First Trust Nasdaq Bank ETF (FTXO)	07/31/2025
First Trust Nasdaq Transportation ETF (FTXR)	07/31/2025
First Trust Nasdaq Pharmaceuticals ETF (FTXH)	07/31/2025
First Trust Nasdaq Semiconductor ETF (FTXL)	07/31/2025
Emerging Markets Equity Select ETF (RNEM)	07/31/2025
First Trust SMID Growth Strength ETF(FSGS) (fka Small Cap US Equity Select ETF)	07/31/2025
First Trust S&P 500 Diversified Dividend Aristocrats ETF (KNG) (fka US Equity Dividend Select ETF)	07/31/2025
First Trust S-Network Streaming & Gaming ETF (BNGE)	07/31/2025
First Trust Indxx Medical Devices ETF (MDEV)	07/31/2025
First Trust SMID Capital Strength ETF (FSCS) (fka Mid Cap US Equity Select ETF)	07/31/2025
First Trust Bloomberg Shareholder Yield ETF (SHRY) (fka Large Cap US Equity Select ETF)	03/04/2026
First Trust Bloomberg R&D Leaders ETF (RND)	04/26/2026
First Trust S&P 500 Economic Moat ETF (EMOT)	06/26/2026
First Trust New Constructs Core Earnings Leaders ETF (FTCE)	09/27/2026

9/30

Multi-Asset Diversified Income Index Fund	01/31/2026
First Trust NASDAQ Technology Dividend Index Fund	01/31/2026
First Trust S&P International Dividend Aristocrats ETF	01/31/2026
First Trust BuyWrite Income ETF	01/31/2026
First Trust NASDAQ BuyWrite Income ETF	01/31/2026
First Trust Rising Dividend Achievers ETF	01/31/2026
First Trust Dorsey Wright Focus 5 ETF	01/31/2026
First Trust RBA American Industrial Renaissance® ETF	01/31/2026
First Trust Dorsey Wright Momentum & Dividend ETF	01/31/2026
First Trust Dorsey Wright International Focus 5 ETF	01/31/2026
First Trust Dorsey Wright Dynamic Focus 5 ETF	01/31/2026
First Trust SMID Cap Rising Dividend Achievers ETF	01/31/2026
First Trust Indxx Innovative Transaction & Process ETF	01/31/2026
First Trust Nasdaq Artificial Intelligence and Robotics ETF (ROBT)	01/31/2026
First Trust Dorsey Wright Momentum & Value ETF	01/31/2026
First Trust Dorsey Wright Momentum & Low Volatility ETF	01/31/2026
First Trust International Developed Capital Strength ETF	01/31/2026

12/31

First Trust Dorsey Wright DALI 1 ETF	04/30/2026